Exhibit 1.2

IMPORTANT INFORMATION

The Notes and any new securities resulting from the Consent Solicitations have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the Securities Act) and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Consent Solicitations are made with regard to the Notes of innogy Finance B.V, a private company with limited liability (besloten vennotschap) incorporated under Dutch law, guaranteed by innogy SE, a European Company (Societas Europaea) organised in the Federal Republic of Germany under German and European laws and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in the document has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law. It may be difficult for Noteholders to enforce their rights and any claim Noteholders may have arising under the federal securities laws, since the Substitute Issuer and the New Guarantor are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgment. Noteholders should be aware that the Substitute Issuer may purchase the notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.

innogy Finance B.V.

ANNOUNCES CONSENT SOLICITATIONS / INVITATION TO VOTES WITHOUT MEETING

(Aufforderung zur Stimmabgabe in Abstimmungen ohne Versammlung)

s-Hertogenbosch, The Netherlands, 13 August 2020 - innogy Finance B.V. hereby announces invitations to holders of its outstanding GBP 570,000,000 6.500% Fixed Rate Notes due April 2021 (ISIN: XS0127992336) (the April 2021 Notes), EUR 1,000,000,000 6.500% Fixed Rate Notes due August 2021 (ISIN: XS0412842857) (the August 2021 Notes), GBP 500,000,000 5.500% Fixed Rate Notes due July 2022 (ISIN: XS0437307464) (the July 2022 Notes), EUR 750,000,000 0.750% Fixed Rate Notes due November 2022 (ISIN: XS1829217428) (the November 2022 Notes), GBP 487,500,000 5.625% Fixed Rate Notes due December 2023 (ISIN: XS0170732738) (the December 2023 Notes), EUR 800,000,000 3.000% Fixed Rate Notes due January 2024 (ISIN: XS0982019126) (the January 2024 Notes), EUR 750,000,000 1.000% Fixed Rate Notes due April 2025 (ISIN: XS1595704872) (the April 2025 Notes), EUR 500,000,000 1.625% Fixed Rate Notes due May 2026 (ISIN: XS1829217345) (the May 2026 Notes), EUR 850,000,000 1.250% Fixed Rate Notes due October 2027 (ISIN: XS1702729275) (the October 2027 Notes), EUR 1,000,000,000 1.500% Fixed Rate Notes due July 2029 (ISIN: XS1761785077) (the July 2029 Notes), GBP 760,000,000 6.250% Fixed Rate Notes due June 2030 (ISIN: XS0147048762) (the June 2030 Notes), EUR 600,000,000 5.750% Fixed Rate Notes due February 2033 (ISIN: XS0162513211) (the February 2033 Notes), USD 17,400,000 3.800% Fixed Rate Notes due April 2033 (ISIN: XS0909427782) (the April 2033 Notes), GBP 600,000,000 4.750% Fixed Rate Notes due January 2034 (ISIN: XS0735770637) (the January 2034 Notes), GBP 1,000,000,000 6.125% Fixed Rate Notes due July 2039 (ISIN: XS0437306904) (the July 2039 Notes), EUR 100,000,000 3.500% Fixed Rate Notes due December 2042 (ISIN: XS0858598898) (the December 2042 Notes), EUR 150,000,000 3.550% Fixed Rate Notes due

February 2043 (ISIN: XS0887582186) (the February 2043 Notes) (each a Series and together the Notes), to consent to a replacement of innogy SE as existing guarantor (the Existing Guarantor) with E.ON SE as new guarantor (the New Guarantor or E.ON), the replacement of innogy Finance B.V. as existing issuer (the Existing Issuer) with E.ON International Finance B.V. as substitute issuer (the Substitute Issuer or E.ON International Finance) and certain amendments to the terms and conditions (the Conditions) of each Series (the Proposed Amendments and, if passed by way of resolution in the Votes Without Meeting, the Extraordinary Resolutions, and each an Extraordinary Resolution), all as further described in, and subject to the terms set out in, the Consent Solicitation Memorandum (such invitations to Votes Without Meeting a Consent Solicitation and together the Consent Solicitations).

The Consent Solicitations are being made on the terms and subject to the conditions set out in the consent solicitation memorandum dated 13 August 2020 (the Consent Solicitation Memorandum) prepared by the Existing Issuer. Please refer to the Consent Solicitation Memorandum which includes full details of the Consent Solicitations and their terms and conditions. Capitalised terms used and not otherwise defined in this announcement have the meaning given to them in the Consent Solicitation Memorandum.

The Consent Solicitation Memorandum will be available from the Tabulation and Voting Agent and on the Solicitation Website at www.eon.com/innogy-bonds from today until the End of the Voting Period. In addition, the Consent Solicitiation Memorandum will be published (bekanntgemacht) in the Federal Gazette (Bundesanzeiger).

RATIONALE FOR THE CONSENT SOLICITATIONS

In September 2019, the New Guarantor acquired a 76.8% stake in the Existing Guarantor from RWE AG. Furthermore, the New Guarantor together with its subsidiaries increased this share to more than 90% by way of a voluntary public takeover offer and the purchase of shares via the stock exchange.

An extraordinary general meeting of the Existing Guarantor approved the merger squeeze-out of the minority shareholders of the Existing Guarantor on 4 March 2020. Accordingly, the shares of the minority shareholders were transferred to E.ON Verwaltungs SE (then renamed to innogy SE in the context of the merger squeeze-out), a wholly owned subsidiary of the New Guarantor.

The squeeze-out under merger law became effective upon entry in the commercial register which occurred on 2 June 2020. Thus, the Existing Issuer and the Existing Guarantor both became wholly owned subsidiaries of the New Guarantor and are being fully integrated into the E.ON Group.

As part of this integration process, E.ON Group has started to centralise all financing and reporting activities of the Group. As a result, only the New Guarantor, being the ultimate parent, has become issuer or guarantor of all future capital markets debt of the E.ON Group. Furthermore, scheduled optimisation measures also encompass a reduction of financial reporting performed by the Existing Guarantor, which includes the discontinuation of preparing and publishing consolidated financials of the Existing Guarantor. Future reorganisations will further reduce the role, activities, total assets and/or capitalisation of the Existing Issuer and Existing Guarantor. In addition, any remaining rating contracts of the Existing Guarantor will be cancelled.

Following the acquisition of innogy Group by E.ON Group, both Standard & Poor’s and Moody’s have positively confirmed in recent publications that the degree of structural subordination for E.ON noteholders is not material and reduces further over time. It thus does not warrant a notching of the outstanding capital markets debt of the Substitute Issuer and the New Guarantor.

Notes already issued by the Substitute Issuer and the New Guarantor are issued under debt issuance programmes and are subject to largely standardised conditions. The New Guarantor wants to substantially align the Conditions of the Notes to the existing debt issuance programme of the New Guarantor. Furthermore, the New Guarantor and the Substitute Issuer want to harmonise the funding structure of E.ON Group by changing the Existing Issuer to the Substitute Issuer and to have the Notes guaranteed by the New Guarantor in lieu of the Existing Guarantor. In contrast, notes issued by the Existing Issuer are not guaranteed by the New Guarantor unless an Extraordinary Resolution is passed in relation to the relevant Series.

By doing so, E.ON Group wants to ensure that Noteholders are treated fairly and receive the option to move to the same level as the current E.ON noteholders and have the notes governed by similar terms and conditions.

SUMMARY OF THE PROPOSED AMENDMENTS

All notes issued by companies of the E.ON Group shall going-forward either be issued by the Substitute Issuer with a guarantee from the New Guarantor or directly by the New Guarantor. In this context, the Notes shall be moved from the Existing Issuer to the Substitute Issuer.

Due payment of principal and interest and any other amounts payable under the Notes has been guaranteed by the Existing Guarantor under several guarantee agreements between the Existing Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent for the benefit of the Noteholders (each an Existing Guarantee and together the Existing Guarantees).

It is intended to release the Existing Guarantor from its obligations under the Existing Guarantees and to execute a new guarantee agreement between the New Guarantor and Deutsche Bank Aktiengesellschaft as fiscal agent for the benefit of the Noteholders, under which due payment of principal and interest and any other amounts payable under the Notes is guaranteed under similar terms as the Existing Guarantees. While the Noteholders are not a contractual party to the Existing Guarantees, they are third-party-beneficiaries of the Existing Guarantees and as such their consent is required for such replacement of guarantor under German law.

The Conditions of the Notes shall further substantially be aligned to those of the existing debt issuance programme of the New Guarantor. In this context, the cross-default clause will be removed and the negative pledge clause will no longer cover material subsidiaries, thus aligned to the New Guarantor’s existing debt issuance programme.

RATINGS

Standard & Poor’s has assigned an issuer credit rating of BBB (outlook: stable) and Moody’s has assigned a Baa2 long-term rating (outlook: stable) to the New Guarantor.

The Existing Guarantor currently has only been assigned solicited credit rating by Standard and Poor’s. Contracts for other previously solicited credit ratings have run out or have been terminated. As part of the intended optimisation measures, E.ON Group plans the discontinuation of the remaining solicited credit rating of the Existing Guarantor.

FEE

One-time Fee of 0.05% of the principal amount payable to voting Noteholders if Extraordinary Resolution are passed and implemented in respect of an Eligible Series.

Eligible Series means each of the December 2023 Notes, the January 2024 Notes, the April 2025 Notes, the May 2026 Notes, the October 2027 Notes, the July 2029 Notes, the June 2030 Notes, the February 2033 Notes, the April 2033 Notes, the January 2034 Notes, the July 2039 Notes, the December 2042 Notes and the February 2043 Notes.

For the avoidance of doubt, no Fee will be paid in respect of the April 2021 Notes, the August 2021 Notes, the July 2022 Notes and the November 2022 Notes. The reason for this is their short remaining term until their respective maturity dates.

DETAILS OF THE CONSENT SOLICITATIONS

The Votes Without Meeting will be conducted by notary Dr. Christiane Mühe who has been appointed by the Existing Issuer for that purpose (the Scrutineer).

NOTEHOLDERS ARE REQUESTED TO VOTE THROUGH THE TABULATION AND VOTING AGENT AS THEIR PROXY AT THE VOTES WITHOUT MEETING. In order to vote through the Tabulation and Voting Agent as proxy, Noteholders must, by the Registration and Instruction Deadline, (i) register on the Voting Platform (www.lucid-is.com/innogy) and (ii) submit, or arrange for submission of, a Consent Instruction to the Clearing Systems and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems. NOTEHOLDERS SHOULD INFORM THEMSELVES AND BE AWARE THAT THE DEADLINES SET BY ANY INTERMEDIARY OR CLEARING SYSTEM MAY BE EARLIER THAN THE DEADLINES SET OUT IN THE CONSENT SOLICITATION MEMORANDUM.

Noteholders who do not wish to vote through the Tabulation and Voting Agent as proxy, may cast their votes at the Votes Without Meeting by submitting a Voting Form directly to the Scrutineer during the Voting Period. Any such Noteholder must arrange for its Noteholder Custodian to submit a Blocking Confirmation (Sperrvermerk) to the Scrutineer. It is each Noteholder’s responsibility to ensure that the Scrutineer receives the Voting Form within the Voting Period and the Blocking Confirmation by the End of the Voting Period.

INDICATIVE TIMETABLE

Event	Date and Time
Launch Date of the Consent Solicitations	13 August 2020

Registration and Instruction Deadline

Deadline for registration on, and submitting Voting Instructions to the Tabulation and Voting Agent via the Voting Platform and for receipt of Consent Instructions by the Tabulation and Voting Agent. For reasons of efficiency, Noteholders are requested to vote through the Voting Platform

23.59 (CET) on 3 September 2020

Commencement of the Voting Period	0.00 (CET) on 4 September 2020

End of the Voting Period	23.59 (CET) on 11 September 2020

Announcement (Bekanntmachung) of Results of the Votes Without Meeting	As soon as reasonably practicable after the End of the Voting Period

End of Statutory Objection Period	Two weeks after the results of the Votes Without Meeting have been announced (bekanntgemacht)

End of Statutory Contestation Period	One month after the results of the Votes Without Meeting have been announced (bekanntgemacht)

Implementation of Extraordinary Resolutions passed at the Votes Without Meeting	As soon as reasonably practicable after the Conditions of Implementation with regard to the relevant Series have been fulfilled

Payment of Fee	After the implementation of the relevant Extraordinary Resolution (expected to be approx. 7 business days after the end of Statutory Contestation Period)

Announcement (Bekanntmachung) of Implementation of Extraordinary Resolutions	After the implementation of the relevant Extraordinary Resolution

Noteholders are advised to check with any bank, securities broker or other intermediary through which they hold their Notes as to when such intermediary would need to receive instructions from a Noteholder in order for such Noteholder to participate in the relevant Votes Without Meeting by the deadlines specified above. The deadlines set by any such intermediary and each relevant Clearing System for the submission and (where permitted) revocation of Consent Instructions will be earlier than the relevant deadlines above.

GENERAL

This notice must be read in conjunction with the Consent Solicitation Memorandum. Noteholders are advised to read the Consent Solicitation Memorandum carefully for full details of, and information on, the procedures for participating in the Consent Solicitations. None of the Existing Issuer, the Substitute Issuer, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of its respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Consent Solicitations, or any recommendation as to whether Noteholders should participate in the respective Votes Without Meeting or how to vote in any Vote Without Meeting. If any Noteholder has any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its legal adviser, intermediary, accountant or other independent adviser.

Subject to applicable law, the Existing Issuer may, at its option and in their sole discretion terminate each Consent Solicitation at any time.

The Existing Issuer has appointed Citigroup Global Markets Limited and NatWest Markets N.V. as Solicitation Agents, Lucid Issuer Services Limited as Tabulation and Voting Agent.

Questions and requests for assistance in connection with (i) the Consent Solicitations and/or the Votes Without Meeting may be directed to the Solicitation Agents and the Tabulation and Voting Agent, (ii) the delivery of Voting Instructions or Consent Instructions may be directed to the Tabulation and Voting Agent and (iii) the delivery of the Blocking Confirmations or Voting Forms may be directed to the Scrutineer.

SOLICITATION AGENTS

Citigroup Global Markets Limited

Citigroup Centre Canada Square Canary Wharf

London E14 5LB United Kingdom

For information by telephone:

+44 20 7986 8969

Attention: Liability Management Group

Email: liabilitymanagement.europe@citi.com

NatWest Markets N.V.

Claude Debussylaan 94 1082 MD Amsterdam The

Netherlands

For information by Telephone:

+44 20 7085 6124

Attention: Liability Management

Email: liabilitymanagement@natwestmarkets.com

TABULATION AND VOTING AGENT

Lucid Issuer Services Limited

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

For information by telephone: +44 20 7704 0880 Attention: Paul Kamminga / Arlind Bytyqi

Email: innogy@lucid-is.com

Voting Platform: www.lucid-is.com/innogy

SCRUTINEER

Notarin Dr. Christiane Mühe FM Notare

Taununsanlage 17

60325 Frankfurt am Main

Germany

For information by telephone: +49 69 707 96850 Email: innogy@fm-notare.com

WICHTIGE INFORMATIONEN

Die Schuldverschreibungen und alle neuen Wertpapiere, die sich aus den Abstimmungen ohne Versammlung ergeben, wurden und werden nicht gemäß dem US-Wertpapiergesetz von 1933 in seiner geänderten Fassung (das Wertpapiergesetz) registriert, und alle diese neuen Wertpapiere werden gemäß der in Rule 802 des Wertpapiergesetzes vorgesehenen Ausnahme von den Registrierungsanforderungen des Wertpapiergesetzes angeboten und verkauft.

Die Aufforderung zur Stimmabgabe erfolgt in Bezug auf Schuldverschreibungen der innogy Finance B.V., einer Gesellschaft mit beschränkter Haftung (besloten vennotschap) nach niederländischem Recht, garantiert durch die innogy SE, einer Europäischen Gesellschaft (Societas Europaea), die in der Bundesrepublik Deutschland nach deutschem und europäischem Recht gegründet wurde, und deutschen Offenlegungs- und Verfahrensanforderungen unterliegt, die sich von denen in den Vereinigten Staaten unterscheiden. Sofern das Dokument Finanzinformationen enthält, wurden diese im Einklang mit den in Deutschland geltenden Rechnungslegungsstandards erstellt, die möglicherweise nicht mit Finanzinformationen von U.S. amerikanischen Unternehmen vergleichbar sind. Die Aufforderung zur Stimmabgabe erfolgt in den Vereinigten Staaten auf Grundlage von Befreiungen nach Section 14(e) des US Securities Exchange Act in der jeweils geltenden Fassung. Dementsprechend wird die Aufforderung zur Stimmabgabe in Übereinstimmung mit den anwendbaren regulatorischen, offenlegungs- sowie verfahrensrechtlichen Anforderungen nach deutschem Recht erfolgen, einschließlich in Bezug auf den Zeitplan, die Abwicklungsverfahren sowie die Zeitpunkte der Zahlungen, die sich von in den Vereinigten Staaten anwendbaren inländischen Angebotsverfahren und Gesetzen unterscheiden. Für die Gläubiger können sich Schwierigkeiten bei der Durchsetzung ihrer Rechte und Ansprüche aus den jeweiligen nationalen Wertpapiergesetzen ergeben, da die Nachfolgeschuldnerin sowie die Neue Garantin außerhalb der U.S.-Jurisdiktion ansässig sind und einige bis alle ihrer Führungskräfte und Organmitglieder außerhalb der U.S.-Jurisdiktion ansässig sein können. Die Gläubiger können die Nachfolgeschuldnerin, die Neue Garantin, die Bestehende Emittentin, die Bestehende Garantin oder ihre jeweiligen Führungskräfte und Organmitglieder möglicherweise nicht vor einem U.S.-amerikanischen Gericht wegen Verstößen der U.S.-amerikanischen Wertpapiergesetze verklagen. Ferner kann es sich schwierig gestalten, die Nachfolgeschuldnerin, die Neue Garantin, die Bestehende Emittentin oder die Bestehende Garantin und ihre jeweiligen verbundenen Unternehmen zu zwingen, sich dem Urteil eines U.S.-Gerichts zu unterwerfen. Die Gläubiger sollten sich darüber im Klaren sein, dass der Ersatzemittent die Schuldverschreibungen auch auf andere Weise als im Rahmen der Abstimmungen ohne Versammlung erwerben kann, z.B. auf dem offenen Markt oder bei privat ausgehandelten Käufen.

innogy Finance B.V.

GIBT AUFFORDERUNG ZUR STIMMABGABE BEKANNT

s-Hertogenbosch, Niederlande, 13. August 2020 - innogy Finance B.V. gibt hiermit die Aufforderung zur Stimmabgabe an Gläubiger ihrer ausstehenden GBP 570.000.000 6,500% Festverzinslichen Schuldverschreibungen fällig im April 2021 (ISIN: XS0127992336) (die April 2021 fälligen Schuldverschreibungen), EUR 1.000.000.000 6,500% Festverzinslichen Schuldverschreibungen fällig im August 2021 (ISIN: XS0412842857) (die August 2021 fälligen Schuldverschreibungen), GBP 500.000.000 5,500% Festverzinslichen Schuldverschreibungen fällig im Juli 2022 (ISIN: XS0437307464) (die Juli 2022 fälligen Schuldverschreibungen), EUR 750.000.000 0,750% Festverzinslichen Schuldverschreibungen fällig im November 2022 (ISIN: XS1829217428) (die November 2022 fälligen Schuldverschreibungen), GBP 487.500.000 5,625% Festverzinslichen Schuldverschreibungen fällig im Dezember 2023 (ISIN: XS0170732738) (die Dezember 2023 fälligen Schuldverschreibungen), EUR 800.000.000 3,000% Festverzinslichen Schuldverschreibungen fällig im Januar 2024 (ISIN: XS0982019126) (die Januar 2024 fälligen Schuldverschreibungen), EUR 750.000.000 1,000% Festverzinslichen Schuldverschreibungen fällig im April 2025 (ISIN: XS1595704872) (die April 2025 fälligen Schuldverschreibungen), EUR 500.000.000 1,625% Festverzinslichen Schuldverschreibungen fällig im Mai 2026 (ISIN: XS1829217345) (die Mai 2026 fälligen Schuldverschreibungen), EUR 850.000.000 1,250% Festverzinslichen

Schuldverschreibungen fällig im Oktober 2027 (ISIN: XS1702729275) (die Oktober 2027 fälligen Schuldverschreibungen), EUR 1.000.000.000 1,500% Festverzinslichen Schuldverschreibungen fällig im Juli 2029 (ISIN: XS1761785077) (die Juli 2029 fälligen Schuldverschreibungen), GBP 760.000.000 6,250% Festverzinslichen Schuldverschreibungen fällig im Juni 2030 (ISIN: XS0147048762) (die Juni 2030 fälligen Schuldverschreibungen), EUR 600.000.000 5,750% Festverzinslichen Schuldverschreibungen fällig im Februar 2033 (ISIN: XS0162513211) (die Februar 2033 fälligen Schuldverschreibungen), USD 50.000.000 3,800% Festverzinslichen Schuldverschreibungen fällig im April 2033 (ISIN: XS0909427782) (die April 2033 fälligen Schuldverschreibungen), GBP 600.000.000 4,750% Festverzinslichen Schuldverschreibungen fällig im Januar 2034 (ISIN: XS0735770637) (die Januar 2034 fälligen Schuldverschreibungen), GBP 1.000.000.000 6,125% Festverzinslichen Schuldverschreibungen fällig im Juli 2039 (ISIN: XS0437306904) (die Juli 2039 fälligen Schuldverschreibungen), EUR 100,000,000 3,500% Festverzinslichen Schuldverschreibungen fällig im Dezember 2042 (ISIN: XS0858598898) (die Dezember 2042 fälligen Schuldverschreibungen), EUR 150.000.000 3,550% Festverzinslichen Schuldverschreibungen fällig im Februar 2043 (ISIN: XS0887582186) (die Februar 2043 fälligen Schuldverschreibungen) (jede eine Serie und zusammen die Schuldverschreibungen) bekannt. Die Gläubiger sollen der Ersetzung der innogy SE als bisherige Garantin (die Bestehende Garantin) durch die E.ON SE als neue Garantin (die Neue Garantin oder E.ON), der Ersetzung der innogy Finance B.V. als bisherige Emittentin (die Bestehende Emittentin) durch die E.ON International Finance B.V. als Nachfolgeschuldnerin (die Nachfolgeschuldnerin oder E. ON International Finance) und bestimmten Änderungen der Bedingungen jeder Serie (die Änderungsvorschläge und, falls sie durch Beschluss in den Abstimmungen ohne Versammlung angenommen wurden, die Gläubigerbeschlüsse und jeweils ein Gläubigerbeschluss) zustimmen, die alle in der Aufforderung zur Stimmabgabe näher beschrieben sind und die den in dieser Aufforderung zur Stimmabgabe dargelegten Bedingungen unterliegen.

Die Abstimmungen ohne Versammlung erfolgen zu den Bedingungen, in der Aufforderung zur Stimmabgabe vom 13. August 2020 (die Aufforderung zur Stimmabgabe), das von der bestehenden Emittentin erstellt wurde, festgelegt sind. Bitte beziehen Sie sich auf die Aufforderung zur Stimmabgabe, die alle Einzelheiten zu den Abstimmungen ohne Versammlung und deren Bedingungen enthält. Großgeschriebene Begriffe, die in dieser Bekanntmachung verwendet und nicht anderweitig definiert werden, haben die Bedeutung, die ihnen in der Aufforderung zur Stimmabgabe gegeben wurde.

Die Aufforderung zur Stimmabgabe ist beim Tabulation und Voting Agent sowie auf der Solicitation Website unter www.eon.com/innogy-bonds vom heutigen Tag bis zum Ende des Abstimmungszeitraums erhältlich. Zusätzlich wird die Aufforderung zur Stimmabgabe im Bundesanzeiger bekanntgemacht.

GRUND FÜR DIE AUFFORDERUNG ZUR STIMMABGABE

Im September 2019 erwarb die Neue Garantin von der RWE AG eine 76,8 %ige Beteiligung an der Bestehenden Garantin. Zusammen mit ihren Tochtergesellschaften erhöhte die Neue Garantin diese Beteiligung durch ein freiwilliges öffentliches Übernahmeangebot und den Kauf von Aktien über die Börse auf über 90%.

Eine außerordentliche Hauptversammlung der Bestehenden Garantin hat am 4. März 2020 den verschmelzungsrechtlichen Squeeze-Out der Minderheitsaktionäre der Bestehenden Garantin beschlossen. Entsprechend wurden die Aktien der Minderheitsaktionäre auf die E.ON Verwaltungs SE (welche sodann im Zusammenhang mit dem verschmelzungsrechtlichen Squeeze-out in innogy SE umbenannt wurde), einer hundertprozentigen Tochtergesellschaft der Neuen Garantin, übertragen.

Der verschmelzungsrechtliche Squeeze-Out wurde am 2. Juni 2020 mit Eintragung in das Handelsregister wirksam. Damit wurden die Bestehende Emittentin und die Bestehende Garantin hundertprozentige Tochtergesellschaften der Neuen Garantin und sind vollständig in die E.ON Gruppe integriert.

Als Teil des Integrationsprozesses hat die E.ON Gruppe damit begonnen, alle Finanzierungs- und Berichterstattungsaktivitäten der Gruppe zu zentralisieren. Infolgedessen ist die Neue Garantin als oberstes Mutterunternehmen zur Emittentin oder Garantin aller künftigen Fremdkapitalverbindlichkeiten der E.ON Gruppe geworden. Darüber hinaus umfassen die geplanten Optimierungsmaßnahmen auch die Einstellung der von der Bestehenden Garantin durchgeführten Finanzberichterstattung, was die Einstellung der Erstellung und Veröffentlichung von konsolidierten Finanzzahlen der Bestehenden Garantin beinhaltet. Zukünftige Umstrukturierungen werden die Aufgaben, die Aktivitäten, das Gesamtvermögen und/oder die Kapitalisierung der Bestehenden Emittentin und der Bestehenden Garantin weiter einschränken. Ferner werden alle verbleibenden Ratingverträge der Bestehenden Garantin gekündigt.

Im Anschluss an die Übernahme der innogy Gruppe durch die E.ON Gruppe haben Standard & Poor’s und Moody’s kürzlich ausdrücklich bestätigt, dass der strukturelle Nachrang für E.ON Anleihegläubiger nicht materiell ist und sich über die Zeit hinweg weiter reduzieren wird. Sie rechtfertigt daher nicht eine Herabstufung des Ratings der ausstehenden Fremdkapitalverbindlichkeiten der Nachfolgeschuldnerin und der Neuen Garantin.

Bereits von der Nachfolgeschuldnerin und der Neuen Garantin emittierte Schuldverschreibungen wurden im Rahmen von Debt Issuance Programmen emittiert und unterliegen hierbei weitestgehend standardisierten Bedingungen. Die Neue Garantin möchte die Anleihebedingungen der Schuldverschreibungen im Wesentlichen an diejenigen des bestehenden Debt Issuance Programmes der Neuen Garantin anpassen. Ferner möchten die Neue Garantin und die Nachfolgeschuldnerin die Finanzierungsstruktur harmonisieren, indem sie die Bestehende Emittentin durch die Nachfolgeschuldnerin ersetzen, und die von ihr begebenen Schuldverschreibungen durch die Neue Garantin anstelle der Bestehenden Garantin garantieren lassen. Im Gegensatz dazu werden von der Bestehenden Emittentin ausgegebene Schuldverschreibungen nicht von der Neuen Garantin garantiert, es sei denn, dass ein Gläubigerbeschluss hinsichtlich der relevanten Serie gefasst wird.

Auf diese Weise möchte die E.ON Gruppe sicherstellen, dass alle Gläubiger fair behandelt werden und die Möglichkeit bekommen, den gleichen Rang wie bestehende E.ON Anleihegläubiger zu erreichen sowie Schuldverschreibungen zu halten, die vergleichbaren Anleihebedingungen unterliegen.

ZUSAMMENFASSUNG DER ÄNDERUNGSVORSCHLÄGE

Alle von Unternehmen der E.ON Gruppe emittierten Schuldverschreibungen werden künftig entweder von der Nachfolgeschuldnerin, mit einer Garantie der Neuen Garantin, oder direkt durch die Neue Garantin begeben. In diesem Zusammenhang sollen die Schuldverschreibungen von der Bestehenden Emittentin auf die Nachfolgeschuldnerin übertragen werden.

Fällige Zahlung von Kapital und Zinsen sowie aller anderen Beträge, die im Rahmen der Schuldverschreibungen zu zahlen sind, wurde von der Bestehenden Garantin im Rahmen mehrerer Garantieverträge zwischen der Bestehenden Garantin und Deutsche Bank Aktiengesellschaft als Fiscal Agent zugunsten der Gläubiger garantiert (jeweils eine Bestehende Garantie und zusammen die Bestehenden Garantien).

Es ist geplant, die Bestehende Garantin von ihren Verpflichtungen aus den Bestehenden Garantien zu entbinden und einen neuen Garantievertrag zwischen der Neuen Garantin und Deutsche Bank Aktiengesellschaft als Fiscal Agent zugunsten der Gläubiger abzuschließen, unter dem die fällige Zahlung von Kapital und Zinsen und allen anderen unter den Schuldverschreibungen zu zahlenden Beträgen zu ähnlichen Bedingungen wie denen der Bestehenden Garantien garantiert wird (die Neue Garantie). Die Gläubiger sind zwar keine Vertragspartei der Bestehenden Garantien, aber sie sind Drittbegünstigte der Bestehenden Garantien, und als solche ist nach deutschem Recht für einen solchen Austausch der Garantin ihre Zustimmung erforderlich (die Zustimmung zur Ersetzung der Garantin).

Die Bedingungen der Schuldverschreibungen sollen ferner im Wesentlichen an die Bedingungen aus dem bestehenden Emissionsprogramm der Neuen Garantin angepasst werden. Im Zuge dessen wird die Drittverzugsklausel entfernt und die Negativerklärung wird sich nicht mehr auf wesentliche Tochtergesellschaften beziehen – die Bedingungen werden somit an das bestehende Debt Issuance Programme der Neuen Garantin angepasst.

RATINGS

Standard & Poor’s hat der Neuen Garantin ein Emittentenrating von BBB (stabiler Ausblick) und Moody’s ein langfristiges Rating von Baa2 (stabiler Ausblick) erteilt.

Die Bestehende Garantin hat derzeit nur ein beauftragtes Rating von Standard & Poor’s erhalten. Verträge für andere, zuvor beauftragte Ratings sind ausgelaufen oder wurden gekündigt. Als Teil der beabsichtigten Optimierungsmaßnahmen plant die E.ON Gruppe die Einstellung des verbleibenden beauftragten Ratings der Bestehenden Garantin.

GEBÜHR

Es wird einmalig eine Gebühr von 0,05 % auf den Gesamtnennbetrag an die abstimmenden Gläubiger gezahlt, sofern ein Gläubigerbeschluss bezüglich einer Gebührenberechtigten Serie gefasst und vollzogen wird.

Gebührenberechtigte Serien sind die Dezember 2023 fälligen Schuldverschreibungen, die Januar 2024 fälligen Schuldverschreibungen, die April 2025 fälligen Schuldverschreibungen, die Mai 2026 fälligen Schuldverschreibungen, die im Oktober 2027 fälligen Schuldverschreibungen, die Juli 2029 fälligen Schuldverschreibungen, die Juni 2030 fälligen Schuldverschreibungen, die Februar 2033 fälligen Schuldverschreibungen, die April 2033 fälligen Schuldverschreibungen, die Januar 2034 fälligen Schuldverschreibungen, die Juli 2039 fälligen Schuldverschreibungen, die Dezember 2042 fälligen Schuldverschreibungen sowie die Februar 2043 fälligen Schuldverschreibungen.

Zur Klarstellung: Hinsichtlich der April 2021 fälligen Schuldverschreibungen, der August 2021 fälligen Schuldverschreibungen, der Juli 2022 fälligen Schuldverschreibungen und der November 2022 fälligen Schuldverschreibungen werden keine Gebühren gezahlt. Grund hierfür ist die kurze verbleibende Laufzeit bis zu deren jeweiligen Fälligkeitsdaten.

DETAILS DER ABSTIMMUNGEN OHNE VERSAMMLUNG

Die Abstimmungen ohne Versammlung werden von der Notarin Dr. Christiane Mühe geleitet, die zu diesem Zweck von der Bestehenden Emittentin beauftragt wurde (die Abstimmungsleiterin).

GLÄUBIGER WERDEN GEBETEN ÜBER DEN TABULATION UND VOTING AGENT ALS STIMMRECHTSVERTRETER ABZUSTIMMEN. Für eine Abstimmung über den Tabulation und Voting Agent als Stimmrechtsvertreter müssen die Gläubiger innerhalb der Anmelde- und Anweisungsfrist (i) eine Anmeldung auf der Abstimmungsplattform (www.lucid-is.com/innogy) vornehmen und (ii) eine Consent Instruction an die Clearing-Systeme übermitteln bzw. eine entsprechende Übermittlung veranlassen, und dafür sorgen, dass der Tabulation und Voting Agent diese Consent Instruction über die Clearing-Systeme erhält. GLÄUBIGER SOLLTEN SICH INFORMIEREN UND SICH BEWUSST SEIN, DASS DIE VON JEDEM INTERMEDIÄR ODER CLEARINGSYSTEM GESETZTEN FRISTEN FRÜHER ALS DIE IN DIESER AUFFORDERUNG ZUR STIMMABGABE FESTGELEGTEN FRISTEN SEIN KÖNNEN.

Gläubiger, die nicht über den Tabulation und Voting Agent als Stimmrechtsvertreter abstimmen wollen, können ihre Stimme im Rahmen der Abstimmungen ohne Versammlung auch direkt bei der Abstimmungsleiterin durch Übermittlung eines Stimmabgabeformulars abgeben. Any such Noteholder must arrange for its Noteholder Custodian to submit a Blocking Confirmation (Sperrvermerk) to the Scrutineer. Es liegt in der Verantwortung jeden Gläubigers, dass die Abstimmungsleiterin das Stimmabgabeformular innerhalb des Abstimmungszeitraums und It is each Noteholder’s responsibility to ensure that the Scrutineer receives the Voting Form within the Voting Period and the Blocking Confirmation by the End of the Voting Period.

VORLÄUFIGER ZEITPLAN

Ereignis	Datum und Uhrzeit
Launch der Abstimmungen ohne Versammlung	13. August 2020

Anmelde- und Anweisungsfrist

Frist für die Anmeldung und Übermittlung von Abstimmungsanweisungen an den Tabulation und Voting Agent über die Abstimmungsplattform und für den Erhalt von Consent Instructions durch den Tabulation und Voting Agent, wenn eine Abstimmung über den Tabulation und Voting Agent gewünscht ist.

23:59 (MEZ) am 3. September 2020

Beginn des Abstimmungszeitraums	0.00 (MEZ) am 4. September 2020

Ende des Abstimmungszeitraums	23:59 (MEZ) am 11. September 2020

Bekanntmachung der Ergebnisse der Abstimmungen ohne Versammlung	So bald wie sinnvollerweise nach Ablauf des Abstimmungszeitraums durchführbar

Ablauf der Gesetzlichen Widerspruchsfrist	Zwei Wochen nach Bekanntmachung der Ergebnisse der Abstimmungen ohne Versammlung

Ablauf der Gesetzlichen Anfechtungsfrist	Ein Monat nach Bekanntmachung der Ergebnisse der Abstimmungen ohne Versammlung

Vollziehung der bei den Abstimmungen ohne Versammlung gefassten Gläubigerbeschlüsse Without Meeting	So bald wie sinnvollerweise nach Erfüllung der Vollzugsbedingungen im Hinblick auf die betreffende Serie durchführbar

Zahlung der Gebühr	Nach Vollziehung des betreffenden Gläubigerbeschlusses (erwartungsgemäß ca. 7 Geschäftstage nach Ablauf der Gesetzlichen Anfechtungsfrist)

Bekanntmachung der Vollziehung von Gläubigerbeschlüssen	Nach Vollziehung des betreffenden Gläubigerbeschlusses

Den Gläubigern wird geraten, sich bei der Bank, dem Wertpapier-Broker oder einem anderen Intermediär, über den sie ihre Schuldverschreibungen halten, zu erkundigen, bis wann dem Intermediär Anweisungen eines Gläubigers zugehen müssen, damit der betreffende Gläubiger unter Einhaltung der vorstehend angegebenen Fristen an der betreffenden Abstimmung ohne Versammlung teilnehmen kann. Die von einem solchen Intermediär und jedem zuständigen Clearing-System genannten Termine für die Einreichung bzw. (sofern zulässig) den Widerruf der Stimmabgabeanweisungen werden vor den vorstehend angegebenen Fristen liegen.

ALLGEMEINES

Diese Bekanntmachung ist im Zusammenhang mit der Aufforderung zur Stimmabgabe zu lesen. Den Gläubigern wird geraten, die Aufforderung zur Stimmabgabe sorgfältig zu lesen, um für vollständige Einzelheiten und Informationen über die Verfahren zur Teilnahme an den Abstimmungen ohne Versammlung zu erhalten. Weder die Bestehende Emittentin, die Nachfolgeschuldnerin, die Bestehende Garantin, die Neue Garantin, die Solicitation Agents, der Tabulation und Voting Agent, die Abstimmungsleiterin oder einer ihrer jeweiligen Direktoren, leitenden Angestellten, Mitarbeiter oder verbundenen Unternehmen gibt irgendwelche Zusicherungen oder Empfehlungen in Bezug auf die Aufforderung zur Stimmabgabe oder Empfehlungen dazu ab, ob die Gläubiger an den jeweiligen Abstimmungen ohne Versammlung teilnehmen sollten oder wie bei Abstimmungen ohne Versammlung abzustimmen ist. Wenn ein Gläubiger Zweifel hinsichtlich der von ihm zu ergreifenden Maßnahmen hat, wird diesem empfohlen, seinen eigenen Rat, auch hinsichtlich etwaiger steuerlicher Konsequenzen, von seinem Rechtsberater, Vermittler, Buchhalter oder einem anderen unabhängigen Berater einzuholen.

Die Bestehende Emittentin kann, im Einklang mit anwendbarem Recht, nach ihrer Wahl und nach ihrem alleinigen Ermessen jede Aufforderung zur Stimmabgabe jederzeit bis zur Vollziehung des betreffenden Gläubigerbeschlusses beenden.

Die Bestehende Emittentin hat Citigroup Global Markets Limited und NatWest Markets N.V. als Solicitation Agents, Lucid Issuer Services Limited als Tabulation und Voting Agent bestellt.

Fragen und Bitten um Hilfe im Zusammenhang mit der Aufforderung zur Stimmabgabe und den Abstimmungen ohne Versammlungen können an die Solicitation Agents und den Tabulation und Voting Agent, Fragen und Bitten um Hilfe im Zusammenhang mit der Übermittlung von Abstimmungsanweisungen an den Tabulation und Voting Agent und Fragen und Bitten um Hilfe im Zusammenhang mit der Abgabe von Sperrvermerken oder Stimmabgabeformularen können an die Abstimmungsleiterin gerichtet werden.

SOLICITATION AGENTS

Citigroup Global Markets Limited

Citigroup Centre Canada Square Canary Wharf

London E14 5LB Vereinigtes Königreich

Für telefonische Information:

+44 20 7986 8969

Attention: Liability Management Group

E-Mail: liabilitymanagement.europe@citi.com

NatWest Markets N.V. Claude Debussylaan 94 1082 MD Amsterdam Niederlande Für telefonische Information: +44 20 7085 6124 Attention: Liability Management E-Mail: liabilitymanagement@natwestmarkets.com

TABULATION AND VOTING AGENT

Lucid Issuer Services Limited

Tankerton Works

12 Argyle Walk

London WC1H 8HA

Vereinigtes Königreich

Für telefonische Information: +44 20 7704 0880 Attention: Paul Kamminga / Arlind Bytyqi

Email: innogy@lucid-is.com

Abstimmungsplattform: www.lucid-is.com/innogy

ABSTIMMUNGSLEITERIN

Notarin Dr. Christiane Mühe FM Notare

Taununsanlage 17

60325 Frankfurt am Main

Deutschland

Für telefonische Information: +49 69 707 96850 Email: innogy@fm-notare.com